EXHIBIT 10.6

BUSINESS SERVICES AGREEMENT

THIS BUSINESS SERVICES AGREEMENT (the "Agreement") is entered into and is effective as of the 1st day of June 2015 by and between Franchise Holdings International Inc., a Nevada Corporation with principal offices and facilities in 8820 Jane Street, Vaughn, Ontario L4K 2M8 (the "Company"), and 1369781 Ontario Ltd., an Ontario Corporation with principal offices at 81 Templewood Crescent, Woodbridge, ON L4H 3P5(the "Consultant"). The term "Parties" and "Party", as used in this Agreement, shall refer to the Company and the Consultant jointly and individually, respectively.

WHEREAS:

A.	the Company seeks to compensate the Consultant for certain "Services" rendered to date during 2015, and to engage the services of the Consultant to continue to advise the Company's management regarding the provision of certain "Services" as defined herein; and

B.	subject to the terms and conditions of this Agreement, the Consultant is willing to enter into this Agreement for the compensation of past Services and continue to provide the Services.

NOW THEREFORE THIS AGREEMENT WITNESSES that pursuant to the premises and in consideration of the mutual covenants contained in this Agreement and the agreement of the Consultant to provide the Services (as defined in Section 1.1 of this Agreement) to the Company, the parties covenant and agree as follows:

1.	THE SERVICES:

1.	Description of the Services. In consideration for the Company's performance of its obligations as set forth in this Agreement, the Consultant has during the 2015 fiscal period to date has provided, and agrees to continue to provide the following services to the Company: provision of strategic financial advice on potential funding alternatives, capital structure planning, public listing alternatives, valuation development and related issues, finance strategies, capital structure management and board of director vetting and recruitment (collectively, the "Services").

2.	Affiliates of the Consultant. The Company agrees that the Consultant shall have the right, but not the obligation, to affiliate with any one or more other persons to assist the Consultant in performing the Services, as the Consultant in its sole discretion deems appropriate. However, the Parties agree that the Consultant shall bear and assume all costs and responsibilities in connection with any such affiliation and that the Consultant shall take reasonable efforts to ensure that any person employed, contracted or affiliated to undertake any of the Services shall be required to provide the Company, upon request, with reasonable assurances that all information and documents acquired by said person are and shall continue to remain confidential.

2.	COMPENSATION FOR THE SERVICES:

1.	Fee to be Paid to the Consultant. In consideration for the Services provided to date during 2015 and for entering into this Agreement and agreeing to continue to provide the Services, the Company shall offer the Consultant the opportunity to purchase the sum of three million three hundred thousand (3,300,000) restricted shares of the Company's Common Stock (the "Fee" or the "Shares"), duly registered in the name of the Consultant and/or designate, at a discounted price of $0.001 per Share, pursuant to the attached Subscription Agreement. The Shares shall be common shares, and tradable after their lawful restricted period. The Company shall and within five (5) calendar days of this Agreement, cause to be delivered to the Consultant, a stock certificate representing the Shares, at the Consultant's address stated on the first page of this Agreement or such addressed as previously provided by the Consultant.

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2.	Delivery of the Shares. The Shares shall be delivered to the Consultant with the documentations set forth in Section 2.3 of this Agreement and at the Company's sole expense. Further, the Company shall assume all expenses and responsibilities for all legal opinions, stock transfer agent fees and costs, and any other expenses relating to the issuance of the Shares to the Consultant. The Company shall make and assume all responsibility for timely completing all arrangements to cause the Shares to be issued to the Consultant pursuant to this Agreement.

3.	Documents to be Delivered with the Shares. In addition to the Company's obligation to deliver the Shares to the Company in accordance with Section 2.1 of this Agreement, if requested the Company also agrees to deliver the following additional documents with the Shares:

a.	a true photocopy of the legal opinion, issued by the Company's legal counsel and addressed jointly to the Consultant and the Company's common stock transfer agent (the "Transfer Agent"), opining as to the status of the Shares in the hands of the Consultant that the Shares are fully paid-for, validly issued, and non-assessable;

b.	a true photocopy of all correspondence between the Company and the Transfer Agent with respect to the Shares acquired by the Consultant under this Agreement; and

c.	a true photocopy of the resolutions adopted by the Company's Board of Directors that approve, authorize, ratify and consent to the Company:

i. entering into this Agreement; and

ii. issuing of the Shares to the Consultant.

3.	REPRESENTATIONS AND WARRANTIES:

1.	The Company represents and warrants to the Consultant and acknowledges that the Consultant is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of the Consultant, as follows:

a.	Organization and Good Standing. The Company is duly incorporated, organized, validly existing and in good standing under the laws of Canada and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted. The Company is qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so; and

b.	The Shares Issued to the Consultant. All of the Shares issued to the Consultant shall be newly issued restricted shares and free from any claims or interests of any third party.

2.	The Consultant represents and warrants to the Company and acknowledges that the Company is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of the Company, as follows:

a.	The Consultant is experienced and sophisticated in making investments for the purchase of the securities of small, companies whose securities are traded on a limited basis;

b.	Accredited Investor Exemption. The Consultant is acquiring the Shares as principal for its own account for investment purposes only, not for the benefit of another person and not with a view to the resale or distribution of all or any of the Shares and it is an accredited investor, in which case the Consultant must complete and include Schedule "A" attached hereto;

c.	Non-U.S. Person. The Consultant is not a "US Person," as such term is defined in Rule 902(k) of Regulation S promulgated under the Unites States Securities Act of 1933, as amended ("Securities Act"), and is not acquiring the Shares for the benefit of a US Person.

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4.	ADDITIONAL COVENANTS:

1.	Officer's Certificate. In furtherance of the status of the Shares issued to the Consultant, the Company hereby also agrees to deliver to the Consultant within five (5) days of the date of this Agreement, with this Agreement, the certificate of corporate officer with the representations set forth in Section 3.1 of this Agreement therein.

2.	Expenses. The Company agrees to reimburse and advance funds to the Consultant, as reasonably requested by the Consultant, for all reasonable costs and expenses incurred or anticipated by the Consultant pursuant to the rendering of the Services to the Company (the "Expenses") if the same are approved in writing and in advance by the Company. The Expenses shall include all costs and expenses reasonably incurred by the Consultant for travel, lodging, overnight express delivery charges, telecopier expenses (at $0.20 per page), photocopying expenses (at $0.20 per page), telephone expenses, and together with such costs and expenses. If funds have not been advanced to the Consultant for any one or more Expenses, the Company agrees to promptly and without delay reimburse the Consultant by delivering payment therefore within five (5) calendar days from the date of such Statement (as defined herein below) that is received by the Company.

3.	Statement of the Expenses. The Consultant shall provide the Company with a reasonable statement on a monthly basis for all Expenses referred to in Section 4.2 of the Agreement (each, a "Statement").

4.	Documents of the Company. The Company shall provide the Consultant, with a copy of all internal and business plans, corporate strategy memoranda, and all related reports, schedules, exhibits, and all related documentation reasonably needed by the Consultant (the "Company Documentation") for the tasks assigned to the Consultant and described in Section 1.1 of this Agreement. The Company Documentation, which may be amended or supplemented as the Parties determine, shall be provided to the Consultant no later than two (2) business days from the date of this Agreement. The Company agrees to promptly and without delay provide the Consultant with a copy of all amendments, supplements and additions to the Company Documentation, as received, issued or developed by the Company at all times thereafter during the Term (as defined below) and any additional documentation that the Consultant may reasonably request.

5.	Delivery of Company Documentation. Any amendments, additions and supplements to the Company Documentation shall be delivered to the Consultant, at the sole expense of the Company, within two (2) business days from the date at which any said amendment, addition or supplement is received, issued or developed by the Company or the date at which the same is requested by the Consultant, whichever is earlier. In all matters, the Company agrees to cooperate with the Consultant, provide the Consultant with copies of all reports, correspondence, agreements, other documents and information reasonably requested by the Consultant in a timely manner to ensure that the Consultant is able to undertake a timely review and evaluation of the current plans and strategies of the Company. The Parties hereto expressly agree that the Consultant's review and evaluation of the Company's affairs requires that the obligations imposed under this Sections 4.5 and 4.6 of this Agreement shall be broadly construed but the Parties agree that if the Company requires any information to remain confidential, the Consultant and the Consultant's agents shall not release or disclose any said information without the prior written consent of the Company.

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6.	Accuracy of Company Documents. The Company agrees that all information and documents that it provides the Consultant (the "Company Documents") at the inception of this Agreement and at all times thereafter, shall be accurate and complete without containing any material omission that would constitute a misrepresentation and that the Company shall, at all times during the term of this Agreement, assume and retain an unqualified obligation to promptly and without delay update and correct all information and documents provided to Consultant and provide the Consultant with copies of all press releases, public statements, filings, and all other disclosures that it makes so as to ensure that the Consultant does not use or employ any information regarding the Company that is inaccurate or incomplete in any material respect.

7.	Responsibility to Approve the Consultant's Statements. The Company agrees that it shall, upon request of the Consultant, promptly and without delay, review and evaluate all documents and statements that may be prepared by the Consultant prior to any public distribution or publication to ensure that the same are and shall be, upon distribution and publication, accurate and complete in every respect without any material misrepresentation including the omission of material information. The Consultant shall, as it completes the tasks assigned to it under this Agreement, submit proposed drafts of documents to the Company for its review and approval at least five (5) business days and not more than 20 business days prior to any plan public distribution or publication.

5.	INDEMNIFICATION:

1.	Company Documentation and Information. The Company agrees that it shall, at all times, assume full and unqualified responsibility to provide the Consultant with accurate and complete information and documentation regarding the Company and its affairs, prospects, and plans. To further the Consultant's use of the information and documentation, the Company hereby agrees to reasonably indemnify and hold the Consultant and its officers, directors, employees, agents, attorneys, and affiliates harmless from and against any and all liabilities, losses, damages, costs, expenses (including attorneys' fees, costs, anddisbursements) incurred by the Consultant (collectively, as "Covered Amounts") in connection with any existing or later asserted dispute, claim, action, or proceeding (whether civil, criminal, or administrative) (collectively, the "Claim") which arises out of any claims, demands, causes of action, or other facts or circumstances which assert that any documentation, information (including any Company Documentation and anyone or more supplements and amendments thereto), press releases, public statements, letters, documents, notes, memoranda, emails, facsimile transmissions or other documents (the "Public Information") approved or delivered by the Company and used by the Consultant, are inaccurate, incomplete, or violate any provincial, state or federal securities law or other statutes, rules, or securities regulation except where a court of final and competent jurisdiction or arbitrator determines that such claim resulted solely from the fraud, negligence or wilful misconduct of such indemnified party. The terms "approved or delivered by the Company" as used in this Section 5.1 of this Agreement shall be construed to include all written or electronic documents and written or electronic information provided to the Consultant by the Company, its officers, directors, employees, agents, attorneys, and affiliates (collectively, as "Company Representatives") whether in paper or electronic form.

2.	Use of the Public Information. The Consultant shall (A) submit all proposed Public Information to the Company for its review and evaluation in advance of any use or distribution of any Public Information; and (B) shall have the right to reasonably rely upon its receipt of any Public Information received from Company Representatives indicating that such Public Information has been approved by the Company and the same may be released and distributed by the Consultant upon such terms as the Consultant, in the sole exercise of its discretion, may determine. In the event that any approved Public Information is released or distributed by the Consultant, the Company, or if both of them subsequently determine that the Public Information is or later becomes inaccurate or incomplete in some material respect, the Company shall, at its sole expense, undertake all efforts to correct said prior release of Public Information and take such other steps on a timely basis (in view of the circumstances of said prior release and distribution of Public Information) as the Consultant may reasonably advise. Any said action to correct said prior release of Public Information shall, to the extent possible, serve to inform the public capital markets and any person who directly or personally received the prior release of Public Information, of the nature and extent of the corrected information.

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6.	CONFIDENTIALITY:

1.	Proprietary Information. It is understood and agreed that, in the course of the Consultant providing the Services and through the activities contemplated by this Agreement, the Consultant on behalf of itself and on behalf of all of the Consultant's employees and agents and affiliates, agrees to keep and hold all the Proprietary Information (as defined in Section 6.2 of this Agreement) in trust and confidence for the Company.

2.	Confidentiality. The Consultant further agrees that it shall not, during the Term (as defined below) or thereafter, in any fashion, form or manner, directly or indirectly, retain use, make copies of, divulge, disclose or communicate to any person, in any manner whatsoever, except when necessary or reasonably needed in the normal course of providing the Services and for the benefit of the Company or with the express prior written consent of the Company, share or distribute any of the Proprietary Information (as defined below) or any information of any kind, nature, or description whatsoever concerning any matter affecting or relating to the Company's business. For purposes of this Agreement, "Proprietary Information" means and includes the following: (1) any written, typed or printed lists or other materials identifying the business, products, or strategy conducted by or on behalf of the Company; (2) any financial or other information supplied by customers of the Company; (3) any and all data or information involving the techniques, programs, methods or contracts employed by the Company in the conduct of its business; (4) any lists, documents, manuals, records, forms, or other materials created and used by the Company in the conduct of its business; (5) any descriptive materials describing the methods and procedures employed by the Company in the conduct of its business; and (6) any other secret or confidential information concerning the Company's business, affairs or technology. The term "list", "document", or their equivalent, as used in this Section 6.2 of this Agreement, are not limited to a physical writing or compilation, but also include computer software and any and all information whatsoever regarding the subject matter in the "list" or "document" whether or not such compilation has been reduced to writing. Notwithstanding the foregoing, Proprietary Information shall cease to be protected hereunder once it has become part of the public domain, or upon the written agreement of the Company.

3.	Disclosure of Shares by the Consultant. The Parties acknowledge and agree that the Consultant shall have the right to publicly disclose the acquisition and the amount of the Shares and any other monies or other funds that it receives in connection with this Agreement as may be required under any and all applicable laws, regulations, orders and rules, and including any applicable securities laws, self-regulatory organization rules and regulations as the Consultant reasonably determines in the exercise of its judgment.

7.	THE TERM:

1.	Term. The term of this Agreement shall be for a period of one hundred eighty (180) days (the "Term") but the Term may be terminated by either Party hereto at any time with cause upon ten (10) days' written notice to the other Party. Any termination of this Agreement shall not have any effect on the Shares already issued to and acquired by the Consultant under this Agreement, the rights and privileges of the Consultant as the owner and holder of the Shares issued to the Consultant under this Agreement, the obligation of the Company to reimburse the Consultant for any Expenses, the ability of the Consultant to sell or transfer the Shares, or the obligations of the Consultant to preserve and hold all Proprietary Information as provided by Section 6.2 of this Agreement.

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8.	GENERAL:

1.	Successors. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors of each of the Parties to this Agreement.

2.	Independent Legal and Financial Advice. Each of the Parties to this Agreement acknowledges and agrees that it has been represented by or consulted independent legal counsel of its own choice throughout all negotiations in connection with its the execution of this Agreement and the transactions referred to in this Agreement, and each has obtained whatever financial and tax advice that it deems necessary or appropriate and each Party represents that it:

a.	fully understands each provision of this Agreement;

b.	has been requested by the other Party to obtain its own independent legal and financial advice on this Agreement prior to signing this Agreement;

c.	been given adequate time to obtain independent legal and financial advice;

d.	by signing this Agreement, confirms that it fully understands this Agreement; and

e.	by signing this Agreement without first obtaining independent legal or financial advice, waives his right to obtain independent legal and financial advice.

3.	Integration. This Agreement the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten, or related thereto. Each of the Parties to this Agreement acknowledges that no other Party, nor any agent or attorney of any other Party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each Party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited herein above.

4.	Attorneys Fees. In the event of a dispute between the Parties concerning the enforcement or interpretation of this Agreement, the prevailing Party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other Parties to the dispute.

5.	Interpretation. Wherever the context so requires: the singular number shall include the plural; the plural shall include the singular; and the masculine gender shall include the feminine and neuter genders.

6.	Status of the Consultant. The Parties acknowledge and agree that at all times hereunder: (a) the Consultant is not an employee or agent of the Company; (b) the Consultant is an independent contractor of the Company; and (c) the Consultant shall have the right to reasonably rely upon the representations, statements, and instructions that it receives from any officer, director, employee, or agent of the Company.

7.	Captions & Exhibits. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

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8.	Amendments. No amendment to this Agreement shall be effective unless the same shall be in writing and executed by the parties.

9.	Severance. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

10.	Counterparts & Choice of Law. This Agreement may be executed in any number of counterparts as necessary. This Agreement shall be governed by the laws of the Province of Ontario as if this Agreement was entirely performed and acts contemplated by this Agreement were rendered solely within the Province of Ontario.

11.	Expenses Associated With This Agreement. Each of the Parties hereto agrees to bear its own costs, attorneys' fees and related expenses associated with this Agreement.

12.	Power to Bind. A responsible officer of the Company has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of the Company to execute it.

13.	Equitable Remedies. In the event of any breach of this Agreement, the provisions of this Agreement may be enforceable in a court of equity by a decree of specific performance. Any equitable remedy shall not be exclusive and shall be in addition to any other remedy available.

14.	Arbitration. Any dispute or claim arising to or in any way related to this Agreement shall be settled arbitration in Toronto, Canada. All arbitration shall be conducted in accordance with the rules and regulations of the Canadian Arbitration Association ("CAA"). CAA shall designate an arbitrator from an approved list of arbitrators following both parties review and deletion of those arbitrators on the approved list having a conflict of interest with either Party. Each Party shall pay its own expense associated with such arbitration (except as set forth in Section 6.0.4 above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of an claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

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IN WITNESS WHEREOF, the parties have executed this agreement as of the date set forth above.

THE COMPANY:

By:	/s/ Steve Rossi
Print Name:	Steve Rossi
Title/Position:	President

THE CONSULTANT:

By:	/s/ Joseph Bernaudo
Print Name:	Joseph Bernaudo
Title/Position:	President

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Schedule "A"

ACCREDITED INVESTOR CERTIFICATE

(To be completed by Accredited Investors only)

The undersigned (the "Investor") hereby confirms and certifies to TruxMart Inc. (the "Company") that the Investor is acquiring the Shares as principal and that the Investor is an "Accredited Investor" as defined in National Instrument 45-106 ("NI 45-106") and is: [check appropriate boxes]

(a)	a Canadian financial institution, or a Schedule III bank,

(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),

(c)	a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

(d)	a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer, other than a person registered solely as a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador),

(e)	an individual registered or formerly registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d),

(f)	the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada,

(g)	a municipality, public board or commission in Canada and a metropolitan community, school board, the ComitÉ de gestion de la taxe scolaire de l'Île de MontrÉal or an intermunicipal management board in QuÉbec,

(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,

(i)	a pension fund that is regulated by the Office of the Superintendent of Financial Institutions (Canada), a pension commission or similar regulatory authority of a jurisdiction of Canada,

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(j)	an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds $1,000,000,

(k)	an individual whose net income before taxes exceeded $200,000 in each of the 2 most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of the 2 most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year,

(l)	an individual who, either alone or with a spouse, has net assets of at least $5,000,000,

(m)	a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements,

(n)	an investment fund that distributes or has distributed its securities only to

(i) a person that is or was an accredited investor at the time of the distribution,

(ii) a person that acquires or acquired securities in the circumstances referred to in sections 2.10 [Minimum amount investment], or 2.19 [Additional investment in investment funds], or

(iii) a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 [Investment fund reinvestment],

(o)	an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in QuÉbec, the securities regulatory authority, has issued a receipt,

(p)	a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,

(q)	a person acting on behalf of a fully managed account managed by that person, if that person

(i) is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction, and

(ii) in Ontario, is purchasing a security that is not a security of an investment fund,

(r)	a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,

(s)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function,

(t)	a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,

(u)	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser, or

(v)	a person that is recognized or designated by the securities regulatory authority or, except in Ontario and QuÉbec, the regulator as an accredited investor;

and for purposes hereof, words and phrases which are used in this Accredited Investor Certificate and which are defined in NI 45-106 shall have the meaning ascribed thereto in NI 45-106.

The Investor hereby further confirms and certifies to the Company that the Investor is not an entity created or used solely to purchase or hold the Units in the category of Accredited Investor described in Section (d) above.

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EXECUTED by the Investor at _____________________, this ________ day of __________ , 2015.

If a corporation, partnership or other entity:	If an Individual:

Signature of Authorized Signatory
Signature

Name and Position of Signatory
Print Name

Name of Purchasing Entity
Jurisdiction of Residence

Jurisdiction of Residence

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